Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on the historical financial information of Walter Investment Management Corp., or Walter Investment or the Company, GTCS Holdings, LLC and its subsidiaries, or Green Tree, Reverse Mortgage Solutions, Inc. and its subsidiaries, or RMS, and the abbreviated financial information of Certain Servicing and Origination Operations of Residential Capital, LLC, or ResCap, and has been prepared to reflect the acquisition of RMS on November 1, 2012 by a wholly-owned subsidiary of Walter Investment and the acquisition of Certain Servicing and Origination Operations of ResCap, or the ResCap net assets, on January 31, 2013, collectively, the Acquisitions, the acquisition of Mortgage Servicing Rights, or MSR, assets, or the MSR Asset Purchase, as well as the equity and convertible debt offerings of October 2012, the refinancing of the secured credit facility in November of 2012, and the expansion of the November 2012 secured credit facility in January 2013, collectively, the Transactions. The pro forma data in the unaudited pro forma condensed combined balance sheet as of September 30, 2012 assumes that the Transactions had occurred on September 30, 2012. The data in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the nine months ended September 30, 2012 assumes that the Transactions had occurred on January 1, 2011. The pro forma condensed combined statements of operations for the year ended December 31, 2011 also include the impact of the acquisition of Green Tree on July 1, 2011 as if it had occurred on January 1, 2010. For additional information relating to the Green Tree pro forma adjustments, refer to the Company’s Form 8-K/A filed with the Securities and Exchange Commission, or SEC, on August 29, 2011. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the acquisitions of Green Tree, RMS, the ResCap net assets, and the MSR Asset Purchase, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements, abbreviated financial statements and accompanying notes:

•	audited consolidated financial statements of Walter Investment for the year ended December 31, 2011, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

•	audited consolidated balance sheets of RMS as of December 31, 2011 and 2010, as restated, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2011 and 2010 and related notes, as restated, included as exhibit 99.1 in the Company’s Form 8-K/A (Amendment No. 2) dated November 1, 2012 and filed with the SEC on September 24, 2013;

•	unaudited interim condensed consolidated financial statements of Walter Investment as of, and for the nine months ended, September 30, 2012 and the related notes included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012;

•	unaudited interim condensed consolidated financial statements of RMS, as restated, as of, and for the nine months ended, September 30, 2012 and the related notes, as restated, included as exhibit 99.3 in the Company’s Form 8-K/A (Amendment No. 2) dated November 1, 2012 filed with the SEC on September 24, 2013;

•	unaudited interim condensed consolidated financial statements of Green Tree as of, and for the six months ended, June 30, 2011 and the related notes included as exhibit 99.3 in the Company’s Form 8-K/A (Amendment No. 1) dated July 1, 2011 and filed with the SEC on August 29, 2011; and

•	audited abbreviated Statements of Assets to be Acquired and Liabilities Assumed of Certain Servicing & Origination Operations, a Component of Residential Capital, LLC, as of September 30, 2012 and December 31, 2011, and the related Statements of Revenues and Direct Operating Expenses for the nine month period ended September 30, 2012 and each of the two years in the period ended December 31, 2011 and the related notes included as exhibit 99.1 in the Company’s Form 8-K dated January 31, 2013 and filed with the SEC on February 6, 2013.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Transactions been effective during the periods presented or the results that may be obtained by the combined company in the future. The unaudited pro forma condensed combined financial information as of and for the periods presented does not reflect future events that may occur after the Transactions, including, but not limited to, synergies or revenue enhancements arising from the Acquisitions. Future results may vary significantly from the results reflected in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2012

(in thousands)

	Historical			Pro Forma Adjustments
	Walter Investment	RMS	ResCap (Abbreviated)	October 2012 Equity Offering		October 2012 Convertible Debt Offering		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Net Assets Acquisition		Pro Forma Condensed Combined
ASSETS	Z	P	P
Cash and cash equivalents	$38,926	$19,573	$—	$289,800	A	$(4,716	) B	$(95,000)	E	$268,000	H	$819,070	J	$(642,694)	K	$(492,025)	L	$200,934
Restricted cash and cash equivalents	408,783	1,125	—	—		—		—		—		—		—		—		409,908
Residential loans, net	2,185,688	4,784,208	—	—		—		186,285	G	—		—		—		—		7,156,181
Receivables, net	213,061	4,104	22,087	—		16,546	D	342	F, M	1,971	I	1,786	J	59	K	(16,065)	L, AA, CC	243,891
Servicer and protective advances, net	129,631	17,235	182,364	—		—		—		—		—		734,900	K	(4,157)	L	1,059,973
Servicing rights, net	212,697	11,506	298,465	—		—		11,440	G	—		—		495,714	K	(36,422)	L	993,400
Goodwill	471,282	—	—	—		—		116,579	G	—		—		—		30,998	L	618,859
Intangible assets, net	119,334	—	—	—		—		21,300	G	—		—		—		8,000	L	148,634
Premises and equipment, net	118,810	2,419	10,515	—		—		13,000	G	—		—		—		9,104	L	153,848
Other assets	107,711	16,793	—	—		(2,023	) B	—		12,913	I	5,326	J	—		—		140,720

Total assets	$4,005,923	$4,856,963	$513,431	$289,800		$9,807		$253,946		$282,884		$826,182		$587,979		$(500,567)		$11,126,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities	$168,294	$62,007	$30,050	$13,651	A	$9,274	B	$900	F, M	$16,413	I	$10,026	J	$154	K	$(15,192)	L, AA	$295,577
Servicer payables	349,242	—	—	—		—		—		—		—		—		—		349,242
Servicing advance liabilities	99,038	—	—	—		—		—		—		—		587,920	K	—		686,958
Debt	680,757	110,515	—	—		(54,177	) B	—		269,686	H	819,070	J	—		—		1,825,851
Mortgage-backed debt	2,119,486	—	—	—		—		—		—		—		—		—		2,119,486
HMBS related obligations at fair value	—	4,722,051	—	—		—		194,165	G	—		—		—		—		4,916,216
Deferred tax liability (asset), net	30,525	(33,904)	—	—		33,010	C	14,387	G	—		—		—		—		44,018

Total liabilities	3,447,342	4,860,669	30,050	13,651		(11,893)		209,452		286,099		829,096		588,074		(15,192)		10,237,348
Stockholders’ equity:
Preferred stock	—	—	—	—		—		—		—		—		—		—		—
Common stock	289	—	—	69	A	—		9	E	—		—		—		—		367
Additional paid-in capital	191,571	10,000	—	276,080	A	48,697	C	31,337	E	—		—		—		—		557,685
Retained earnings (deficit)	366,213	(13,706)	483,381	—		(26,997	) D	13,148	F, M	(3,215)	I	(2,914)	J	(95)	K	(485,375)	AA, CC	330,440
Accumulated other comprehensive income	508	—	—	—		—		—		—		—		—		—		508

Total stockholders’ equity (deficit)	558,581	(3,706)	483,381	276,149		21,700		44,494		(3,215)		(2,914)		(95)		(485,375)		889,000

Total liabilities and stockholders’ equity	$4,005,923	$4,856,963	$513,431	$289,800		$9,807		$253,946		$282,884		$826,182		$587,979		$(500,567)		$11,126,348

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(in thousands, except per share data)

	Historical			Pro Forma Adjustments
	Walter Investment	RMS	ResCap (Abbreviated)	October 2012 Equity and Convertible Debt Offerings		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Net Assets Acquisition		Pro Forma Condensed Combined
REVENUES:	Y	P	U
Net servicing revenue and fees	$267,747	$23,198	$5,502	$—		$(1,948	) Q	$—		$—		$—		$—		$294,499
Interest income on loans	117,697	296	—	—		—		—		—		—		—		117,993
Insurance revenue	54,100	—	—	—		—		—		—		—		—		54,100
Other revenues	13,259	4,915	89,229	—		—		—		—		—		—		107,403

Total revenues	452,803	28,409	94,731	—		(1,948)		—		—		—		—		573,995

EXPENSES:
Salaries and benefits	165,498	18,169	56,682	—		—		—		—		—		—		240,349
Interest expense	134,347	3,807	—	(9,183	) N	—		8,218	S	37,267	T	16,359	X	—		190,815
General and administrative	90,584	16,711	49,058	—		(1,900	) F	—		—		—		—		154,453
Depreciation and amortization	35,920	435	—	—		4,299	Q	—		—		—		5,276	BB	45,930
Provision for loan losses	8,122	1,666	—	—		(1,666	) R	—		—		—		—		8,122
Other expenses	7,396	—	—	—		—		—		—		—		—		7,396

Total expenses	441,867	40,788	105,740	(9,183)		733		8,218		37,267		16,359		5,276		647,065

OTHER GAINS (LOSSES):
Net fair value gains on reverse loans and related HMBS obligations	—	17,601	—	—		6,602 R		—		—		—		—		24,203
Other net fair value gains (losses)	8,674	—	—	—		—		—		—		—		—		8,674
Other	—	62	—	—		—		—		—		—		—		62

Total other gains (losses)	8,674	17,663	—	—		6,602		—		—		—		—		32,939

Income (loss) before income taxes	19,610	5,284	(11,009)	9,183		3,921		(8,218)		(37,267)		(16,359)		(5,276)		(40,131)
Income tax (expense) benefit	(7,636)	(1,973)	—	(3,490	) O	(1,490	) O	3,123	O	14,161	O	6,216	O	2,005	O	10,916

Net income (loss)	$11,974	$3,311	$(11,009)	$5,693		$2,431		$(5,095)		$(23,106)		$(10,143)		$(3,271)		$(29,215)

Weighted average shares outstanding
Basic	28,902			6,900		891										36,693
Diluted (1)	29,158			6,900		891										36,693
Earnings (loss) per share																V
Basic	$0.40															$(0.80)
Diluted (1)	0.40															(0.80)

(1)	During periods of net loss, diluted loss per share is equal to basic loss per share. Potentially dilutive securities consisting of stock options, totaling 0.8 million for the nine months ended September 30, 2012, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the convertible senior subordinated notes may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the nine months ended September 30, 2012.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

	Historical				Pro Forma Adjustments
	Year Ended December 31, 2011			Six Months Ended June 30, 2011	Green Tree Acquisition	October 2012 Equity and Convertible Debt Offerings		RMS Acquisition		November 2012 Secured Credit Facility		Incremental Secured Credit Facility		MSR Asset Purchase		ResCap Net Assets Acquisition
	Walter Investment	RMS	ResCap (Abbreviated)	Green Tree														Condensed Pro Forma Combined
REVENUES:	Y	P	U	W	W
Net servicing revenue and fees	$157,554	$17,775	$57,564	$155,094	$—	$—		$(744)	Q	$—		$—		$—		$—		$387,243
Interest income on loans	164,794	369	—	267	778	—		—		—		—		—		—		166,208
Insurance revenue	41,651	—	—	31,247	—	—		—		—		—		—		—		72,898
Other revenues	9,852	3,590	53,386	8,905	(1,120)	—		—		—		—		—		—		74,613

Total revenues	373,851	21,734	110,950	195,513	(342)	—		(744)		—		—		—		—		700,962

EXPENSES:
Salaries and benefits	117,736	16,089	45,164	103,643	—	—		—		—		—		—		—		282,632
Interest expense	136,246	1,816	—	17,877	35,097	(13,224)	N	—		10,958	S	49,689	T	21,838	X	—		260,297
General and administrative	78,597	21,410	40,341	32,843	(12,340)	—		—		—		—		—		—		160,851
Depreciation and amortization	24,455	733	—	10,841	43,044	—		5,955	Q	—		—		—		7,034	BB	92,062
Provision for loan losses	6,016	1,139	—	—	—	—		(1,139)	R	—		—		—		—		6,016
Other expenses	18,073	—	—	1,552	513	—		—		—		—		—		—		20,138

Total expenses	381,123	41,187	85,505	166,756	66,314	(13,224)		4,816		10,958		49,689		21,838		7,034		821,996

OTHER GAINS (LOSSES):
Net fair value gains (losses) on reverse loans and related HMBS obligations	—	12,793	—	—	—	—		(17,944)	R	—		—		—		—		(5,151)
Other net fair value gains (losses)	(1,052)	—	—	16,393	(16,357)	—		—		—		—		—		—		(1,016)
Gains on extinguishments	95	—	—	—	—	—		—		—		—		—		—		95
Other	2,096	222	—	—	—	—		—		—		—		—		—		2,318

Total other gains (losses)	1,139	13,015	—	16,393	(16,357)	—		(17,944)		—		—		—		—		(3,754)

Income (loss) before income taxes	(6,133)	(6,438)	25,445	45,150	(83,013)	13,224		(23,504)		(10,958)		(49,689)		(21,838)		(7,034)		(124,788)
Income tax (expense) benefit	(60,264)	2,347	—	(6,457)	84,349	(5,025)	O	8,932	O	4,164	O	18,882	O	8,298	O	2,673	O	57,899

Net income (loss)	$(66,397)	$(4,091)	$25,445	$38,693	$1,336	$8,199		$(14,572)		$(6,794)		$(30,807)		$(13,540)		$(4,361)		$(66,889)

Weighted average shares outstanding

Basic	27,593				899	6,900		891										36,283
Diluted (1)	27,593				899	6,900		891										36,283
Loss per share																			V
Basic	$(2.41)																	$(1.84)
Diluted (1)	(2.41)																	(1.84)

(1)	During periods of net loss, diluted loss per share is equal to basic loss per share. Potentially dilutive securities consisting of stock options, totaling 0.7 million for the year ended December 31, 2011, were excluded from the combined per share calculation above because of their antidilutive effect. The shares of common stock issuable upon conversion of the convertible senior subordinated notes may result in dilution to our earnings per share. No dilutive effect was given to an assumed conversion as the shares were antidilutive during the year ended December 31, 2011.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Walter Investment and RMS and the abbreviated financial information of Certain Servicing and Originations Operations of ResCap. The acquisition method of accounting is based on the accounting guidance on business combinations and uses the fair value concepts defined in the accounting guidance on fair value measurements. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, the acquisition method of accounting requires that the consideration transferred be measured at the date the acquisition is completed at its then-current market price. Accordingly, the assets acquired and liabilities assumed are recorded as of the acquisition date at their respective fair values and added to those of Walter Investment. The financial statements and reported results of operations of Walter Investment issued after completion of the Acquisitions will reflect these values. Prior periods will not be retroactively restated to reflect the historical financial position or results of operations of RMS or Certain Servicing and Origination Operations of ResCap.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are directly attributable to the Acquisitions, the MSR Asset Purchase, and related financing transactions, and are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations are based on items directly attributable to the Acquisitions, the MSR Asset Purchase, and related financing transactions that are factually supportable and expected to have a continuing impact on Walter Investment. As a result, the unaudited pro forma condensed combined statements of operations exclude acquisition costs and other costs that will not have a continuing impact on Walter Investment, although these items are reflected in the unaudited pro forma condensed combined balance sheet.

The pro forma adjustments reflecting the Acquisitions under the acquisition method of accounting are based on estimates and assumptions. The Company’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisitions and Transactions and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the unaudited pro forma condensed combined financial statements.

With the exception of the Green Tree acquisition, at this time the Company has not finalized a detailed valuation of the fair values of the assets and liabilities acquired as part of the Acquisitions, and accordingly, the unaudited pro forma condensed combined financial information was developed using a preliminary allocation of the estimated or actual purchase prices based on assumptions and estimates, which are subject to changes that may be material. Additionally, the Company has not yet completed all of the due diligence necessary to identify additional items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined financial information. The Company intends to complete the necessary valuation as soon as practicable. The acquisition accounting will be completed within the required measurement period in accordance with the accounting guidance on business combinations, but in no event later than one year following the completion of the Acquisitions.

Upon completion of a final detailed valuation analysis, there may be additional increases or decreases to the recorded book values of assets and liabilities associated with the Acquisitions, including, but not limited to, commitments and contingencies and other intangible assets that will give rise to future amounts of depreciation and amortization expense that are not reflected in this unaudited pro forma condensed combined financial information. Accordingly, once the necessary due diligence is completed and the final purchase price and purchase price allocation is determined, actual results may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Additionally, the unaudited pro forma condensed combined statements of operations do not reflect the cost of any integration activities or synergies that may be derived from any integration activities, both of which may have a material impact on the results of operations in periods following the completion of the Acquisitions and the MSR Asset Purchase.

Certain amounts in RMS’s and ResCap’s historical balance sheet and statements of income have been conformed to Walter Investment’s presentation.

2. Accounting Policies

RMS and ResCap are in the process of being integrated with the Company. This integration includes a review by Walter Investment of their accounting policies. As a result of that review, Walter Investment may identify differences between the accounting policies of the three companies that, when conformed, could have a material impact on the combined financial statements. At this time, Walter Investment is not aware of any differences that would have a material impact on the combined financial statements that have not been adjusted for in the pro forma financial information. Accounting policy differences may be identified after completion of the integration.

3. Purchase Price

The purchase price of the Acquisitions and MSR Asset Purchase are as follows:

RMS Acquisition

On November 1, 2012, the Company acquired all of the outstanding shares of RMS for $95.0 million of cash and 891,265 shares of the Company’s common stock valued at $41.3 million (or $46.39 per share based on the average of the high and low prices of the Company’s shares on November 1, 2012) for total consideration of $136.3 million.

ResCap Net Assets Acquisition

On January 31, 2013, the Company acquired the assets and assumed the liabilities relating to all of ResCap’s Fannie Mae MSRs and related servicer advances, and ResCap’s mortgage originations and capital markets platforms for an adjusted purchase price of $487.2 million. At closing, the ResCap Fannie Mae MSRs were associated with loans totaling $42.3 billion in unpaid principal balance. The Company made cash payments of $15.0 million in the fourth quarter of 2012 and $477.0 million on January 31, 2013, which were partially funded with net proceeds from the October 2012 common stock offering and borrowings from the Company’s incremental secured credit facility.

MSR Asset Purchase

On January 31, 2013, the Company purchased Fannie Mae MSRs from Bank of America, N.A. for total consideration of $495.7 million. At closing, the Fannie Mae MSRs were associated with loans totaling $84.4 billion in unpaid principal balance. As part of the asset purchase agreement, Bank of America, N.A. is to provide subservicing on an interim basis while the loan servicing is transferred in tranches to the Company’s servicing systems. As each tranche is boarded, the Company is also obligated to purchase the related servicer advances associated with the boarded loans. The Company anticipates that all servicing transfers will be completed by December 2013 and Bank of America, N.A. will cease to be the subservicer.

4. Historical Financial Information and Pro Forma Adjustments

A.	Represents the pro forma adjustments to reflect the issuance of 6.9 million shares of the Company’s common stock on October 19, 2012 at an offering price of $42.00 per share, par value $.01 per share, net of related issuance costs of $13.7 million. The net proceeds of $276.1 million from the offering were used to fund the $95 million cash payment to the owners of RMS to partially fund the RMS acquisition, with the remaining net proceeds used to enhance the Company’s liquidity position in anticipation of potential growth opportunities, including acquisitions, to reduce indebtedness, and for working capital and general corporate purposes.

B.	The pro forma adjustments to cash and the carrying value of debt for the October 2012 issuance of the convertible senior subordinated notes, or the Convertible Notes, and the simultaneous repayment of the second lien senior secured term loan, or the 2011 Second Lien Term Loan, as of September 30, 2012 are as follows:

(in thousands)
Adjustments to cash:
Issuance of Walter Investment 4.5% Convertible Notes	$290,000
Repayment of 2011 Second Lien Term Loan	(294,716)

Total adjustment to cash	$(4,716)

Adjustments to other assets:
Deferred issue costs relating to Convertible Notes	$6,806
Write-off of deferred issue costs relating to the 2011 Second Lien Term Loan	(8,829)

Total adjustment to other assets	$(2,023)

Adjustments to payables and accrued liabilities:
Issue costs relating to Convertible Notes	$9,550
Payment of accrued interest relating to the 2011 Second Lien Term Loan	(276)

Total adjustment to payables and accrued liabilities	$9,274

Adjustments to carrying value of debt:
Repayment of 2011 Second Lien Term Loan, par value	$(265,000)
2011 Second Lien Term Loan, unamortized discount	5,274
Issuance of 4.5% Convertible Notes, par value	290,000
4.5% Convertible Notes, unamortized discount	(84,451)

Total adjustment to debt	$(54,177)

C.	Reflects the estimated accounting impact of the convertible feature of the Convertible Notes, net of related issue costs, as an adjustment to additional paid-in capital as well as the resulting deferred tax liability.

D.	Reflects the loss on extinguishment of debt due to repayment of the 2011 Second Lien Term Loan and the write-off of the related discount and deferred issue costs as of September 30, 2012. The repayment as of September 30, 2012 resulted in a loss on debt extinguishment of $27.0 million, net of tax benefit of $16.5 million, which is presented as an increase to receivables.

E.	The pro forma adjustments to cash and equity for the purchase of RMS are as follows:

(in thousands)
Adjustments to reflect purchase price:
Total consideration transferred	$136,346
Cash to owners of RMS	(95,000)

Issuance of Walter Investment common stock to sellers of RMS	41,346
Amount classified as common stock at $.01 par value for 891,265 shares	(9)

Amount classified as additional paid-in capital for issuance of common stock to sellers of RMS	41,337
Eliminate RMS’s historical common stock and additional paid-in capital	(10,000)

Net pro forma adjustment to additional paid-in capital for the RMS acquisition	$31,337

F.	Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $2.8 million, of which $1.9 million had been incurred as of September 30, 2012 and $0.9 million are remaining to be incurred. Pursuant to the business combination accounting guidance, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Remaining estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after-tax impact presented as a decrease to retained earnings. Transaction costs incurred during the nine months ended September 30, 2012 are reflected as a reduction to general and administrative expenses within the unaudited pro forma condensed combined statement of operations due to their non-recurring nature.

G.	Reflects adjustments to record amounts at their estimated fair values assuming the RMS acquisition occurred on September 30, 2012. Management has performed a preliminary allocation of the purchase price to major assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on estimates. The final allocation of purchase price may differ materially from the pro forma amounts included herein. The fair value of premises and equipment, servicing rights, identified intangible assets and goodwill was estimated based on cash flow analyses and related analytical procedures. The fair value of residential loans, which consists of reverse loans, is based on the net present value of projected cash flows over the estimated life of the loans. The fair value of Home Equity Conversion Mortgage-Backed Securities, or HMBS, related obligations was estimated based on the net present value of projected cash flows over the estimated life of the HMBS related obligations. The valuations consider assumptions that a market participant would consider in valuing the loans or obligations, including, but not limited to, assumptions for remaining life, repayment rate and discount rates. The detailed estimated preliminary purchase price allocation assuming the RMS acquisition occurred on September 30, 2012 is as follows:

(in thousands)
Assets:
Cash and cash equivalents	$19,573
Restricted cash and cash equivalents	1,125
Residential loans	4,970,493
Receivables	4,104
Servicer and protective advances	17,235
Servicing rights	22,946
Goodwill	116,579
Intangible assets	21,300
Premises and equipment	15,419
Other assets	16,793
Deferred tax asset	19,517

Total assets acquired	5,225,084

Liabilities:
Payables and accrued liabilities	62,007
Debt	110,515
HMBS related obligations	4,916,216

Total liabilities assumed	5,088,738

Fair value of net assets acquired	$136,346

During the fourth quarter ended December 31, 2012, the Company revised its fair value methodology for the HMBS related obligations from what had been previously reported in public filings. The Company had defined the fair value unit of account as the obligation to pass through Federal Housing Administration, or FHA, cash flows under chapter 35 of the Government National Mortgage Association, or GNMA, guide. The Company previously estimated that obligation to be the fair value of the cash flows that a market participant would expect to pay out associated with the defined unit of account which consists of an obligation to pass through cash flows on a non-recourse basis from FHA insured Home Equity Conversion Mortgages, or HECM, loans to the GNMA pools, as well as any cash flows from ongoing issuer obligations. The Company changed the fair value unit of account to a GNMA HMBS bond security. As a result of this change, the fair value of HMBS related obligations is the fair value of similar HMBS bond securities. The result of this change is to increase the fair value of the HMBS related obligations with an offsetting increase to goodwill in the preliminary purchase price allocation. The increase to the fair value of the HMBS related obligations and the resulting increase to goodwill over previously reported amounts primarily represents, among other things, the fair value of the market liquidity as a result of the GNMA HECM Mortgage-Backed Securities Program, lower yield requirements as a result of the GNMA guarantee, as well as the profit margin associated with converting the HECM loans to securities.

H.	In November 2012, the Company refinanced its 2011 senior secured first lien credit facility, or the 2011 First Lien Term Loan, with the 2012 senior secured term loan, or the 2012 Term Loan. The pro forma adjustments to cash and debt are as follows:

(in thousands)
2012 Term Loan	$700,000
Discount on 2012 Term Loan	(7,000)

Net proceeds of 2012 Term Loan	693,000
Repayment of 2011 First Lien Term Loan	(425,000)

Total adjustment to cash	268,000
Non-cash write-off of discount from 2011 First Lien Term Loan	1,686

Total adjustment to debt	$269,686

I.	Reflects the recording of the debt issuance costs of $16.4 million on the 2012 Term Loan, and the loss on extinguishment of debt due to repayment of the 2011 First Lien Term Loan and the partial write-off of related discount and deferred issue costs. The repayment resulted in a loss on debt extinguishment of $3.2 million, net of tax benefit of $2.0 million, which is presented as an increase to receivables.

J.	In January 2013, the Company entered into an $825 million incremental credit facility, or the Incremental Loan, which was used to fund the ResCap net assets acquisition and the MSR Asset Purchase. The issuance discount of $5.9 million includes an original issue discount of 0.5% and capitalized creditor fees of $1.8 million, which are reflected as a reduction from the face value of the $825 million facility and a reduction of cash proceeds received. Additional third party issuance costs of $10.0 million are reflected in payables and accrued liabilities. The third party issuance costs include $5.3 million in costs which have been capitalized under accounting rules for debt modifications and extinguishments. The adjustment to retained earnings of $2.9 million represents third party issuance costs expensed of $4.7 million net of tax benefits of $1.8 million which have been reflected as an increase to receivables, net.

K.	Reflects entries to record the MSR Asset Purchase as well as an estimate of related advances. The related advances are assumed to be $734.9 million, which could change as the related advance balances outstanding fluctuate between the time of the closing of the transaction and the related loan servicing transfer. The Company financed 80% of the related advances through existing servicing advance facilities and the remaining 20% through cash on hand. Pro forma adjustments also reflect estimated acquisition-related transaction costs. Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $0.2 million, of which none had been incurred as of September 30, 2012. Estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after-tax impact presented as a decrease to retained earnings.

L.	Reflects adjustments to historical financial information to record amounts at their estimated fair values assuming the ResCap net assets acquisition occurred on September 30, 2012. The Company has performed a preliminary allocation of the purchase price to major assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on estimates. The final allocation of purchase price may differ materially from the pro forma amounts included herein. The fair values of premises and equipment, servicing rights, identified intangible assets and goodwill were estimated based on cash flow analyses and related analytical procedures. The valuations consider assumptions that a market participant would consider in valuing the assets, including, but not limited to, assumptions for prepayments, credit risk and discount rates. The detailed estimated preliminary purchase price allocation assuming the ResCap net assets acquisition occurred on September 30, 2012 is as follows:

(in thousands)
Assets:
Servicer and protective advances	$178,207
Servicing rights	262,043
Goodwill	30,998
Intangible assets	8,000
Premises and equipment	19,619

Total assets acquired	498,867

Liabilities:
Payables and accrued liabilities	11,642

Total liabilities assumed	11,642

Fair value of net assets acquired	$487,225

The total cash paid in January 2013 of $492.0 million is subject to purchase price adjustments during the 120-day period subsequent to the closing date. Any purchase price adjustment is subject to a 60-day review period by the seller. The parties are in the process of reviewing proposed adjustments and have agreed to extend the seller’s review period until September 30, 2013. The total cash paid in excess of the adjusted purchase price is refundable to the Company at the end of the adjustment period and is reflected in receivables on the unaudited pro forma condensed combined balance sheet.

M.	Reflects the elimination of RMS’s historical retained deficit and the recording of the after-tax portion of the remaining acquisition-related transaction costs estimated to be incurred at September 30, 2012:

(in thousands)
Adjustment to retained earnings:
Estimated remaining acquisition-related transaction costs	$(900)
Related tax benefit recorded as receivable	342

Adjustment to retained earnings for estimated remaining transaction costs	(558)
Eliminate RMS’s historical retained deficit	13,706

Total adjustment to retained earnings	$13,148

N.	Reflects the elimination of interest expense associated with the 2011 Second Lien Term Loan and the amortization of deferred issue costs and recording of interest on the Convertible Notes with a 4.50% interest rate. An increase of 0.25% per annum related to the interest rate on the Convertible Notes would increase pro forma interest expense by approximately $0.2 million for the nine months ended September 30, 2012 and the year ended December 31, 2011.

O.	Reflects the income tax effect of pro forma adjustments calculated at an estimated rate of 38.0%. The effective rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

P.	Reflects the balances of the historical financial statements reclassified to conform to the Company’s presentation.

Q.	Reflects the estimated impact on depreciation and amortization for the fair value adjustment for premises and equipment, servicing rights and identified intangible assets using an estimated remaining useful life range of one and a half to ten years. The Company has based these adjustments on preliminary estimates of the fair values of RMS’s premises and equipment and identified intangible assets and, therefore, the actual fair values assigned may differ materially and the impact on depreciation and amortization expense may also be materially different than the estimates provided herein.

R.	Reflects the impact of the Company’s policy election to account for the reverse loans and HMBS related obligations under the fair value option subsequent to the closing of the RMS acquisition. The adjustments necessary to convert to the fair value option include (a) removing the provision for loan losses and (b) recording the changes in fair value of the reverse loans and HMBS related obligations. Future changes in fair values will be recorded in net fair value gains on reverse loans and related HMBS obligations in the consolidated statement of operations.

S.	Reflects the increase in interest expense, including amortization of deferred issue costs and discount, associated with the refinancing of the 2011 First Lien Term Loan with the 2012 Term Loan which raised the principal balance by $275.0 million and reduced the interest rate by 2.0%. An increase of 0.25% per annum related to the interest rate on the 2012 Term Loan would increase pro forma interest expense by approximately $1.3 million for the nine months ended September 30, 2012 and by approximately $1.8 million for the year ended December 31, 2011.

T.	Reflects the increase in interest expense, including amortization of deferred issue costs and discount, associated with the Incremental Loan which raised the principal balance by $825.0 million and increased deferred issuance costs by $5.3 million. An increase of 0.25% per annum related to the interest rate on the Incremental Loan would increase pro forma interest expense by approximately $1.5 million for the nine months ended September 30, 2012 and by approximately $2.1 million for the year ended December 31, 2011.

U.	Reflects the balances per the historical Statement of Revenues and Direct Expenses for Certain Servicing & Origination Operations, a component of ResCap, for the nine months ended September 30, 2012 and for the year ended December 31, 2011, as reclassified to conform to the Company’s presentation, including the reclassification of $19.5 million and $21.5 million, respectively, from cost to service to salaries and benefits.

V.	Pro forma basic earnings (loss) per common share has been calculated based on the number of shares assumed to be outstanding, assuming such shares were outstanding for the full period presented. The Convertible Notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.

W.	Reflects the impact of the acquisition of Green Tree on July 1, 2011 as of January 1, 2010. The pro forma adjustments include pro forma interest expense, including the amortization of debt discount and debt issuance costs, resulting from the issuance of debt in order to consummate this transaction, the elimination of Green Tree historical interest expense related to a facility which was paid off simultaneously with the closing, the elimination of acquisition- related transaction costs due to their non-recurring nature, the elimination of the impact of the change in fair value of Green Tree’s servicing rights as they are recorded at amortized cost subsequent to the closing, the recording of step-up depreciation and amortization of premises and equipment as well as identifiable intangible assets, and the consequential tax effects including the impact due to the loss of Real Estate Investment Trust, or REIT, status. For additional information relating to these pro forma adjustments, refer to the Company’s Form 8-K/A filed with the SEC on August 29, 2011.

X.	Apart from the increase in interest expense at an estimated interest rate of 3.71% on the associated servicing advance facility as discussed in pro forma adjustment K, no other adjustments have been made for direct revenue and expense of the MSR Asset Purchase, as historical information required to calculate these adjustments is not available. The estimated rate of 3.71% is based on the Company’s existing servicing advance facility.

Y.	Reflects the historical statements of operations for Walter Investment. Net servicing revenue and fees includes the amortization of servicing rights, which was previously included in depreciation and amortization.

Z.	Reflects the historical balance sheet of Walter Investment. Historical balances reflect immaterial corrections of errors. Amounts received by the Company and required to be legally segregated in separate bank accounts have been corrected by adjusting balances from cash and cash equivalents to restricted cash and cash equivalents. In addition, amounts for which the Company does not meet the right of offset criteria have been corrected by adjusting balances from servicer and protective advances to servicer payables. Lastly, cash balances that were overdrawn at period end have been corrected by adjusting balances from payables and accrued liabilities to cash and cash equivalents as the legal right of offset exists within the same banking institution. These revisions had no impact on the Company’s net income. In addition, during the fourth quarter ended December 31, 2012, the Company made an immaterial correction of an error to income tax expense relating to the accounting for the impact of loss of its REIT status on July 1, 2011 for the third quarter ended September 30, 2011. The impact of this correction as of June 30, 2012 was to increase retained earnings by $2.9 million. Refer to additional information at Note 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

AA.	Reflects estimated acquisition-related transaction costs. Total acquisition-related transaction costs estimated to be incurred by Walter Investment are $3.2 million, of which none had been incurred as of September 30, 2012. Estimated transaction costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to payables and accrued liabilities, with the related tax benefits reflected as an increase to receivables, net and the after-tax impact presented as a decrease to retained earnings.

BB.	Reflects the estimated impact on depreciation and amortization for the fair value adjustment for premises and equipment and identified intangible assets using an estimated remaining useful life range of three to eight years. The Company has based these adjustments on preliminary estimates of the fair values of the ResCap net assets’ premises and equipment and identified intangible assets and, therefore, the actual fair values assigned may differ materially and the impact on depreciation and amortization expense may also be materially different than the estimates provided herein.

CC.	Reflects the elimination of historical net assets per the Statements of Assets to be Acquired and Liabilities Assumed for Certain Servicing & Origination Operations, a component of ResCap, and the recording of the after-tax portion of the remaining acquisition-related transaction costs estimated to be incurred at September 30, 2012.

(in thousands)
Adjustment to net assets:
Estimated remaining acquisition-related transaction costs	$(3,216)
Related tax benefit recorded as receivable	1,222

Adjustment to retained earnings for estimated remaining transaction costs	(1,994)
Eliminate historical net assets	(483,381)

Total adjustment to net assets	$(485,375)

5. Pro Forma Loss Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted loss per share (in thousands, except per share data):

	Nine Months Ended September 30, 2012			Year Ended December 31, 2011
	Net Loss	Shares	Per Share Amount	Net Loss	Shares	Per Share Amount
Earnings (loss) per basic share	$(29,215)	36,693	$(0.80)	$(66,889)	36,283	$(1.84)
Earnings (loss) per diluted share	(29,215)	36,693	(0.80)	(66,889)	36,283	(1.84)

Shares utilized in the calculation of pro forma basic and diluted earnings (loss) per share are as follows (in thousands):

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Weighted-average shares outstanding, basic	28,902	27,593
Weighted-average shares for the Green Tree acquisition	—	899
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering	6,900	6,900

Total	36,693	36,283

Weighted-average shares outstanding, diluted	28,902	27,593
Weighted-average shares for the Green Tree acquisition	—	899
Shares issued to the sellers of RMS	891	891
Shares issued in equity offering	6,900	6,900

Total	36,693	36,283

During periods of net loss, diluted loss per share is equal to basic loss per share. Potentially dilutive securities consisting of stock options and shares issuable upon conversion of Convertible Notes were excluded from the per share calculation above for the nine months ended September 30, 2012 and the year ended December 31, 2011 because their effect was antidilutive.

The Convertible Notes may be settled in cash, stock or a combination thereof, solely at the Company’s election.